Exhibit 99.1

NEWS: U.S. PRECIOUS METALS, INC. (USPR.OB OTCBB) — January 15, 2009

USPR Announces Delay in Filing Its Second Quarter 10-Q.

SANFORD, Florida, — January 15, 2009

U.S. Precious Metals, Inc. (OTC BB:USPR.OB - News) (“USPR”)

U.S. Precious Metals, Inc. (the “Company”) announced today that it will delay the filing of its Form 10-Q for the second quarter ended November 30, 2008 and has filed a Form 12b-25 with the Securities and Exchange Commission that extends the due date for its Form 10-Q for the second quarter to January 19, 2009. The delay is necessary due to the Company’s internal analysis of certain accounting matters and subsequent conclusion that there are certain errors in the financial statements contained in the Company’s Annual Report on Form 10-K filed for the fiscal year ended May 31, 2008 and the Quarterly Report on Form 10-Q filed for the fiscal quarter ended August 31, 2008.

The Company expects that the results of this analysis will cause it to restate the financals contained in its Annual Report on Form 10-K filed for the fiscal year ended May 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2008 and will delay filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008 until such time as the internal analysis has been satisfactorily concluded. The Company intends to file its Quarterly Report on Form 10-Q for fiscal quarter ended November 30, 2008 as soon as practicable, but does not expect the filing will be made by the January 19, 2009 extended deadline.

As a result of the errors discovered in the internal review, management has concluded that the Company’s consolidated financial statements for the fiscal year ended May 31, 2008 and the fiscal quarter ended August 31, 2008 should no longer be relied upon. The Company is in the process of preparing restated financial statements for the fiscal year ended May 31, 2008 and the fiscal quarter ended August 31, 2008. The Company intends to file these restated financial statements as soon as practicable. Until the restatement of these financial statements is complete, the Company will be unable to finalize its financial statements for the fiscal quarter ended November 30, 2008.

About U.S. Precious Metals

U.S. Precious Metals, Inc. is a gold exploration company operating in Mexico through its Mexican subsidiary U.S. Precious Metals de Mexico. U.S. Precious Metal’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to U.S. Precious Metals, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company’s Registration Statement on Form SB-2, as amended, and its Annual Report on Form 10-KSB, as amended, for the year ended May 31, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

SOURCE: U.S. Precious Metals, Inc.

CONTACT: U.S. Precious Metals, Inc.
Jack Kugler, Chairman of the Board/CEO (407) 566-9310
          http://www.usprgold.com